EXHIBIT 99.2

RECONCILIATION OF ESTIMATED NON-GAAP DISTRIBUTABLE CASH FLOW TO
ESTIMATED GAAP CASH FLOWS FROM OPERATING ACTIVITIES BEFORE
THE NET EFFECT OF CHANGES IN OPERATING ACCOUNTS
(Dollars in millions)

        The following table presents a reconciliation of the median estimates of net income, distributable cash flow and cash flow from operating activities before the net effect of changes in operating accounts for the three and six months ended June 30, 2003:

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Median estimated measure of net income (GAAP-based)	$31.0	$71.5
Adjustments to derive estimated distributable cash flow:
Minority interest	0.3	0.7
Depreciation and amortization	28.1	67.4
Operating leases paid by EPCO, net	2.3	4.6
Equity in income of unconsolidated affiliates	(0.1)	(1.7)
Distributions received from unconsolidated affiliates	5.2	20.8
Sustaining capital expenditures	(3.4)	(5.6)
Other	(1.9)	(1.9)

Median estimated measure of distributable cash flow (non-GAAP)	61.5	155.8
Reconciliation of estimated distributable cash flow to estimated operating activities cash flows before the net effect of changes in operating accounts:
Sustaining capital expenditures	3.4	5.6
Minority interest in income not included in
calculation of estimated distributable cash flow	0.9	2.8
Median estimated measure of cash flow from operating activities before

the net effect of changes in operating accounts (GAAP-based)	$65.8	$164.2

        For the three months ended June 30, 2003, we estimate that net income will range between $28.0 million and $34.0 million. As a result, we estimate the range of distributable cash flow for the quarter to be between $58.5 million and $64.5 million. Our current estimate of the range of cash flow from operating activities before the net effect of changes in operating accounts is $62.8 million to $68.8 million.

        For the six months ended June 30, 2003, we estimate that net income will range between $68.5 million and $74.5 million. As a result, we estimate the range of distributable cash flow for the quarter to be between $152.8 million and $158.8 million. Our current estimate of the range of cash flow from operating activities before the net effect of changes in operating accounts is $161.2 million to $167.2 million.